UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

FIRST DEFIANCE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

601 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (419) 782-5015

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On February 20, 2006, First Defiance Financial Corp. ("FDEF") entered into an agreement of merger in which it will acquire an insurance agency through merger of that agency into FDEF's subsidiary, First Insurance and Investments, Inc. Under that agreement of merger, FDEF will issue to the owners of the acquired insurance agency a number of shares of common stock, $.01 par value per share, of FDEF to be determined as of the date of closing. The fair market value of the shares to be issued will equal $2,242,844, adjusted by the extent to which the acquired agency's tangible net worth exceeds or is less than $364,900 on the date of the closing. The number of FDEF shares to be issued will be determined by dividing the resulting fair market value by the average closing price of an FDEF common share on The NASDAQ Global Select Market for the five consecutive trading days ending one trading day prior to the closing date.

The stock is being issued under Section 4(6) of the Securities Act of 1933 and Rule 506 thereunder as all of the shareholders of the agency being acquired are accredited investors.

A copy of a press release announcing such transaction is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits:

99	Press Release dated February 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ John C. Wahl

Date: February 21, 2007